EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Nephros, Inc. and subsidiary (the “Company”) dated April 17, 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs related to the Company’s ability to continue as a going concern and the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.
Deloitte & Touche LLP
Jericho, New York
December 17, 2007